Exhibit 11.1

CANON GROUP CODE OF CONDUCT

Introduction

Canon Group Code of Conduct

     Canon has adopted as its corporate philosophy the concept of “kyosei,” which can be translated as “living and working together for the common good,” and its basic management policy is to contribute to the prosperity and well being of the world while endeavoring to become a truly global company group that thrives on excellence and posts a record of continued corporate growth and development.[1]

     In 2001—the first year of the 21st century—Canon launched the Phase II of its Excellent Global Corporation Plan, with the goal of becoming a “truly excellent global company.”

     The Canon Group Code of Conduct defines the management stance of the Canon Group and establishes specific standards of conduct that all executives and employees of the Group must comply with in the performance of their duties.

     It should be noted that Canon subscribes to certain universal rules of conduct that enable us to “move forward in the spirit of The Three Selves- self-motivation, self-management, and self-awareness.”

     We have long believed in and practiced the important principle that one should “always maintain a positive attitude towards one’s work by (i) understanding the position, role, and status in which one has been placed (self-awareness); (ii) taking the initiative to become actively engaged in the tasks that one faces (self-motivation); and (iii) properly managing oneself (self-management).”

     The various provisions of the Canon Group Code of Conduct find their inspiration in “The Three Selves.”

     I eagerly call upon each and every member of the Canon Group to study the Canon Group Code of Conduct and strive to understand its contents. I hope that the conduct of each of us will help contribute to the realization of a truly excellent global company.

August 10, 2001

Fujio Mitarai
President & CEO
Canon Inc.

Note:

[1]	Having marked its 50th anniversary in August 1987, Canon first presented its philosophy of kyosei in its “Vision for a Second Beginning,” which was announced at the start of 1988. That document broadly outlines the course of the company over the coming half century.

TABLE OF CONTENTS

Introduction	2

I. General Provisions	6
1. Scope of Application
2. Disciplinary Actions
3. Administrating and Managing Department
4. Consultation
5. Establishment of Monitoring Sections
6. Establishment of Subordinate Standards

II. Management Stance	9
1. Contribution to Society
(1) Provision of Excellent Products
(2) Protection of Consumers
(3) Preservation of the Global Environment
(4) Social and Cultural Contributions
(5) Communication
2. Fair Business Activities
(1) Practice of Fair Competition
(2) Observance of Corporate Ethics
(3) Appropriate Disclosure of Information

III. Code of Conduct for the Executives and Employees	12
1. Compliance with Corporate Ethics and Laws
(1) Fairness and Sincerity
(2) Legal Compliance in Performance of Duties
(3) Appropriate Interpretation of Applicable Laws, Regulations and Company Rules

2. Management of Corporate Assets and Property
(1) Strict Management of Assets and Property
(2) Prohibition Against Improper Use of Company Assets and Property
(3) Protection of the Company’s Intellectual Property Rights
3. Management of Information
(1) Management in Compliance with Rules
(2) Prohibition Against Personal Use of Confidential and Proprietary Information
(3) Prohibition Against Insider Trading
(4) Prohibition Against the Unlawful Acquisition of Confidential or Proprietary Information Pertaining to Other Companies
(5) Appropriate Use of Confidential and Proprietary Information Pertaining to Other Companies
4. Conflicts of Interests/Separation of Personal and Company Matters
(1) Avoidance of Conflicts of Interests
(2) Prohibition Against Seeking, Accepting or Offering Improper Gifts, Entertainment, or Other Benefits
(3) Prohibition Against Acquisition of Pre-IPO Shares
5. Maintenance and Improvement of Working Environment
(1) Respect for the Individual and Prohibition Against Discrimination
(2) Prohibition Against Sexual Harassment
(3) Prohibition Against Bringing Weapons or Drugs to the Company Workplace

Supplementary Provisions	19

I. General Provisions

I. General Provisions

1.	Scope of Application

     This Canon Group Code of Conduct shall apply to all executives and employees of Canon Inc. and its subsidiaries [2] (hereinafter referred to as “the executives and employees of the Canon Group” or “the executive and employees”). The boards of directors of the individual member companies of the Canon Group shall adopt the Canon Group Code of Conduct before its application.

Note:

[2]	Subsidiaries are those companies in which Canon Inc. holds a majority equity position either directly or indirectly.

2.	Disciplinary Actions

     The executives and employees of the Canon Group who act in clear violation of the provisions of the Code of Conduct shall be subject to disciplinary actions in accordance with the provisions of the Rules of Employment of the Canon Group company to which they belong.

3.	Administrating and Managing Department

     Interpretation and application of the Canon Group Code of Conduct shall fall under the administration and management of the General Affairs Headquarters of Canon Inc.

     Each member company of the Canon Group shall designate a specific department to administer and manage the Code of Conduct within that company, and shall ensure that the company’s executives and employees are fully aware of the contents of the Code of Conduct.

4.	Consultation

     The executives and employees of the Canon Group are obligated to consult with their company’s designated department regarding any questions or concerns that they may have pertaining to compliance with the provisions of the Code of Conduct.

5.	Establishment of Monitoring Sections

     Each member company of the Canon Group shall establish and maintain an internal organization for monitoring the company’s compliance with the Code of Conduct.

6.	Establishment of Subordinate Standards

     Each member company of the Canon Group may establish subordinate standards or regulations that further define the Code of Conduct and standards concerning specific areas (e.g., information security).

II. Management Stance

II. Management Stance

     The Canon Group shall conduct itself in accordance with the following management stance with regard to its relations with society. The executives and employees of the Canon Group shall perform their duties in accordance with this management stance.

1.	Contribution to Society

     The Canon Group shall endeavor to make a positive contribution to people, communities, and societies throughout the world, by creating superior new technologies and product genres, and by incorporating these in the development of new business at appropriate locations around the globe.

(1)	Provision of Excellent Products

     The Canon Group shall strive to offer high-quality excellent products and prompt services that utilize the latest technologies and are designed to meet the needs and desires of its customers.

(2)	Protection of Consumers

     The Canon Group shall take every precaution to ensure that consumers incur neither bodily injury nor property damage as a result of defects or failures in its products and/or services.

(3)	Preservation of the Global Environment

     The Canon Group is keenly aware of the importance of preserving the global environment. The Canon Group shall therefore harness its creativity and activities to engage in positive measures for the preservation of the environment. It shall also work to prevent environmental deterioration and destruction through steps designed to conserve resources and energy, recycle products, and reduce waste.

(4)	Social and Cultural Contributions

     In keeping with its aspiration of continuing to be regarded as a respected corporate citizen throughout the areas in which it serves, the Canon Group shall contribute extensively to social and cultural endeavors through programs developed with a full awareness of the company’s role in the community.

(5)	Communication

     The Canon Group values good communication with society at large and shall work diligently to enhance public understanding of, and support for, the Canon Group’s management stance.

2.	Fair Business Activities

     The Canon Group shall continue its commitment to full compliance with all laws and regulations applicable to its activities, and shall engage in its business with fairness and sincerity.

(1)	Practice of Fair Competition

     The Canon Group shall at all times avoid any business practice that undermines market competition, shall eschew the pursuit of profit through unlawful means, and shall refuse to participate in any practice that might raise suspicion in the eyes of the public.

(2)	Observance of Corporate Ethics

     In all its business activities, the Canon Group shall avoid any conduct that violates the principles of corporate ethics.

(3)	Appropriate Disclosure of Information

     The Canon Group shall, in its business activities, provide information accurately and truthfully in order to avoid any misunderstandings with customers. Similarly, the Canon Group shall not engage in improper advertising such as extravagant advertisement and misrepresentation that may mislead consumers.

III. Code of Conduct
for
the Executives and Employees

III. Code of Conduct for the Executives and Employees

     In order that the management stance of the Canon Group as outlined in the preceding section not be undermined, the executives and employees of the Canon Group shall observe the following provisions of this Code of Conduct.

1.	Compliance with Corporate Ethics and Laws

(1)	Fairness and Sincerity

     The executives and employees of the Canon Group shall at all times refrain from any unfair behavior or practices, from any conduct that violates the principles of corporate ethics and social conventions, and from any conduct that might deteriorate society’s trust of the Canon Group. The executives and employees must perform their duties in the spirit of fairness and sincerity.

(2)	Legal Compliance in Performance of Duties

     The executives and employees of the Canon Group shall endeavor to fully understand the laws applicable to their business activities and the relevant rules of conduct of the company to which they belong, and they shall fully comply with these laws and rules in the performance of their duties.

(3)	Appropriate Interpretation of Applicable Laws, Regulations and Company Rules

     In case of any concerns or questions relating to the interpretation of or compliance with any laws, regulations or rules, the executives and employees of the Canon Group must seek the advice of the departments that have specialty of such issues or the Legal Division.

2.	Management of Corporate Assets and Property

(1)	Strict Management of Assets and Property

     The executives and employees of the Canon Group shall endeavor to protect and preserve the various assets and property of the company (products, goods, supplies, facilities and equipment, information and communication infrastructure, information, brands, trust, etc.) and must strictly manage these assets and property in accordance with the rules of their company.

(2)	Prohibition Against Improper Use of Company Assets and Property

     The executives and employees of the Canon Group are prohibited from using the assets and property of the company for their personal purposes, or removing assets and property from the premises of the company, unless otherwise provided in the rules of the company. Upon retirement, resignation or termination of employment, the executives and employees must return all company assets and property in their possession or control.

(3)	Protection of the Company’s Intellectual Property Rights

     The executives and employees of the Canon Group shall strictly manage all of the company’s intellectual property rights that have been granted or have accrued to the company under the provisions of the law and the company rules or through any other means. In order to avoid infringing on the rights of third parties, due diligence must be exercised with respect to inventions, utility models, and copyright materials.

3.	Management of Information

(1)	Management in Compliance with Rules

     The executives and employees of the Canon Group shall strictly manage the Canon Group’s confidential and proprietary information, undisclosed information, and all forms of personal information. When disclosing such information, the executives and employees shall comply with all applicable laws and regulations and prescribed company procedures.

(2)	Prohibition Against Personal Use of Confidential and Proprietary Information

     The executives and employees of the Canon Group are prohibited from revealing or using the Canon Group’s confidential, proprietary or undisclosed information for personal convenience, personal gain, or other personal purposes. The executives and employees are forbidden to reveal or use any information that they have acquired during their work for the company, even after they leave the company.

(3)	Prohibition Against Insider Trading

     The executives and employees of the Canon Group are prohibited from buying or selling the publicly traded shares of their own company, affiliated companies, or other companies doing business with the company, on the basis of non-public information they have acquired during their work.

(4)	Prohibition Against the Unlawful Acquisition of Confidential or Proprietary Information Pertaining to Other Companies

     The executives and employees of the Canon Group are prohibited from using illegal or wrongful means to acquire confidential or proprietary information pertaining to other companies.

(5)	Appropriate Use of Confidential and Proprietary Information Pertaining to Other Companies

     The executives and employees of the Canon Group shall handle any confidential or proprietary information disclosed by other companies to any member company of the Canon Group in accordance with the terms of the relevant contracts between the Canon Group company and those companies, and the internal rules of the Canon Group company.

4.	Conflicts of Interests/Separation of Personal and Company Matters

(1)	Avoidance of Conflicts of Interests

     The executives and employees of the Canon Group must be cognizant of the roles assigned to them in the performance of their duties and they must work faithfully in the full discharge of those duties. In order to remain above suspicion, the executives and employees must not possess a personal interest in any transaction between their company and a third party, including, those who are doing business with, taking investment to, or negotiating contracts with their companies.

(2)	Prohibition Against Seeking, Accepting or Offering Improper Gifts, Entertainment, or Other Benefits

     The executives and employees of the Canon Group must neither accept nor seek, from its customers or parties who are doing business with the company, improper benefits such as gifts, entertainment, or promises of future considerations that exceed the normal scope of social conventions. The executives and employees must not offer such improper benefits to civil servants, parties who are doing business with the company, or customers of the company.

(3)	Prohibition Against Acquisition of Pre-IPO Shares

     The executives and employees of the Canon Group are prohibited from using their position in the company to personally acquire any pre-IPO shares (private equity) of another entity doing business, or involved in investment or contractual transactions, with the company.

5.	Maintenance and Improvement of Working Environment

(1)	Respect for the Individual and Prohibition Against Discrimination

     The executives and employees of the Canon Group must respect each other as individuals and must not discriminate against others for reasons of race, religion, nationality, gender, age, or any other improper classifications.

(2)	Prohibition Against Sexual Harassment

     The executives and employees of the Canon Group are prohibited from engaging in any conduct or activities that undermine the preservation of a safe and pleasant working environment, including such improper conduct as violent behavior, threatening or intimidating behavior, sexual harassment, defamation, or any other type of improper behavior.

(3)	Prohibition Against Bringing Weapons or Drugs to the Company Workplace

     The executives and employees of the Canon Group are prohibited from bringing to their workplace dangerous objects such as firearms, knives or other weapons. The executives and employees are further prohibited from maintaining illegal narcotics or other illegal controlled substances in the workplace.

Supplementary Provisions

1.	Date of Enforcement

     The Canon Group Code of Conduct was enacted by resolution of the Board of Directors of Canon Inc. on July 31, 2001, and came into force on August 10, 2001, the anniversary of the company’s founding.

CANON GROUP CODE OF CONDUCT

Date of Issue	October 1, 2001 (Original Japanese Version)
June 14, 2002 (English Translation)
Publisher:	Canon Inc. General Affairs Headquarters
30-2, Shimomaruko 3-Chome, Ohta-ku, Tokyo JAPAN

© CANON INC., 2001/2002